Exhibit 10.19

HELIO CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

FOR FISCAL YEAR 2025

(Adopted effective as _________, 2025)

This Helio Corporation (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted by the Helio Board of Directors and shall be effective upon the closing of the Company’s initial public offering of its Class A common stock (the “IPO”).

I. Cash Compensation

Effective upon the IPO, annual retainers shall be paid in the following amounts to all directors that are not employees of the Company or any of its direct or indirect subsidiaries (each direct and indirect subsidiary, a “Subsidiary,” and all such non-employee directors, “Non-Employee Directors”):

A. Board Service Retainer (“Board Retainer”)

Non-Employee Director	$45,000, per fiscal year

Board Retainers shall be paid in cash in equal monthly installments in arrears payable in accordance with the Company’s normal payroll cycle. The first monthly installment shall be prorated in accordance with the start date of Board Service by the Non-Employee Director.

If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar year, the Board Retainer paid to such Non-Employee Director shall be prorated for the applicable portion of such fiscal year.

B. Committee Chair Retainer (“Chair Retainer”)

Audit Committee Chair	$15,000, per fiscal year
Compensation Committee Chair	$10,000 per fiscal year
Nominating and Governance Committee Chair	$10,000 per fiscal year

In addition to all other payments set forth herein, Chair Retainers shall be paid in cash in quarterly installments in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter, payable in accordance with the Company’s normal payroll cycle. If a director does not serve as a Non-Employee Director or in the applicable positions described above, for an entire calendar quarter, the Chair Retainer paid to such director shall be prorated for the applicable portion of such calendar quarter.

C. One-time Discretionary Retainer (“Discretionary Retainer”)

At the discretion of the Board, a newly nominated Non-Employee Director, upon appointment and election, may be eligible for an additional one-time, Discretionary Retainer in an amount to be determined by a majority of the Board of Directors or the Compensation Committee. Such Discretionary Retainer, if applicable, shall be paid in cash, in addition to all other payments set forth herein, either in a lump sum amount or in equal monthly installments in arrears, as determined by a majority of the Board of Directors or the Compensation Committee, payable in accordance with the Company’s normal payroll cycle.

If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar year, the Discretionary Retainer paid to such Non-Employee Director shall be prorated for the applicable portion of such fiscal year.

II. Equity Awards and Conversions to Equity

The Company anticipates adopting an equity incentive plan as soon as is reasonably possible after the IPO. When such plan is adopted, it is anticipated that Non-Employee Directors may participate in such a plan to include equity awards for Non-Employee Directors and that the Board Retainer, Discretionary Retainer and Chair Retainer described herein may be amended to include allowances for conversions to equity with Board approval.

A. Initial Equity Grants. At the discretion of the Board, a newly nominated Non-Employee Director, upon appointment and election, may be eligible for a restricted equity award in an amount to be determined by a majority of the Board of Directors or the Compensation Committee. The restricted equity awards will be governed by the equity incentive plan referenced above.

B. Annual Equity Grants. Subject to the terms of the equity incentive plan, each duly appointed and elected Non-Employee Director shall be awarded a $20,000 grant of restricted equity annually following the close of the annual meeting.

III. Expense Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in connection with in-person attendance of meetings or in the performance of his or her Board-related business or activities. Reimbursement shall be in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.